EXHIBIT 99.1
WD-40 Company Reports Fourth Quarter and Fiscal Year 2024 Financial Results
~ Global net sales grew 11 percent in the fourth quarter compared to the prior year fiscal quarter ~
~ Management issues fiscal year 2025 guidance ~
SAN DIEGO — October 17, 2024 — WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its fourth quarter and fiscal year ended August 31, 2024.
Fourth Quarter Highlights and Summary:
•Total net sales were $156.0 million, an increase of 11 percent compared to the prior year fiscal quarter.
•Excluding the impact of foreign currency exchange rates, net sales would have increased 11 percent to $156.5 million compared to the prior year fiscal quarter.(1)
•Total maintenance product sales were $147.5 million, an increase of 12 percent compared to the prior year fiscal quarter.
•Gross margin was 54.1 percent compared to 51.4 percent in the prior year fiscal quarter.
•Selling, general, and administrative expenses were $49.1 million, up 27 percent compared to the prior year fiscal quarter.
•Advertising and sales promotion expenses were $10.9 million, up 11 percent compared to the prior year fiscal quarter.
•Net income was $16.8 million, an increase of 1 percent compared to the prior year fiscal quarter.
•Foreign currency exchange rates did not have a significant effect on net income compared to the prior year fiscal quarter.
•Diluted earnings per share were $1.23 compared to $1.21 in the prior year fiscal quarter.
Fiscal Year 2024 Highlights and Summary:
•Total net sales were $590.6 million, an increase of 10 percent compared to the prior fiscal year.
•Excluding the impact of foreign currency exchange rates, net sales would have increased 8 percent to $582.7 million compared to the prior fiscal year.(1)
•Gross margin was 53.4 percent compared to 51.0 percent in the prior fiscal year.
•Selling, general, and administrative expenses were $183.9 million, up 19 percent compared to the prior fiscal year.
•Advertising and sales promotion expenses were $33.9 million, up 18 percent compared to the prior fiscal year.
•Net income was $69.6 million, an increase of 6 percent compared to the prior fiscal year.
•Excluding the favorable impact of foreign currency exchange rates, net income would have increased 3 percent to $68.2 million compared to the prior fiscal year.(1)
•Diluted earnings per share were $5.11 compared to $4.83 for the prior fiscal year.

"Fiscal year 2024 was exceptionally strong for WD-40 Company," said Steve Brass, president and chief executive officer. "We delivered double-digit revenue growth, with all of our trading blocs performing within or above their target ranges. WD-40 Multi-Use Product, the core of our business, grew revenue 11 percent year over year, and we saw a significant year over year margin recovery of 240 basis points. Our performance demonstrates the strength of our brand and the effectiveness of our strategy.

"Our Four-by-Four Strategic Framework is working. We're turning up the heat on our Must-Win Battles, from geographic expansion to digital commerce. The success we've seen in Brazil and Mexico gives us confidence that we can unlock further game-changing opportunities in emerging markets. As part of our overall commitment to focus on WD-40’s core business, we’ve announced our intention to divest our homecare and cleaning products portfolio. This strategic move will allow us to concentrate our resources on innovating and extending the reach of our higher-growth, higher-margin maintenance products.

"We've also recently introduced our new mantra, 'few things, many places, bigger impact.' This focused approach is already driving efficiencies and better returns on our investments globally, in areas such as product innovation and systems implementation. It's helping us leverage our global presence to drive faster growth and operational excellence. Throughout this growth journey, our strategy remains simple: make our products available in more places and put more cans in the hands of our target end users around the world.

“Looking ahead to fiscal year 2025, we’re well positioned to continue our growth trajectory. Our focus remains on executing our strategy, expanding in high-potential markets across the globe, and driving operational efficiencies. With our strong brand, clear strategy, and engaged workforce, we are confident in our ability to continue delivering long-term value to our stockholders,” concluded Brass.
Net Sales by Segment (in thousands):

	Three Months Ended August 31,				Fiscal Year Ended August 31,
	2024	2023	Dollars	Change	2024	2023	Dollars	Change
Americas (2)	$79,198	$74,738	$4,460	6%	$281,883	$266,772	$15,111	6%
EIMEA (3)	58,579	50,713	7,866	16%	221,045	190,818	30,227	16%
Asia-Pacific (4)	18,214	15,001	3,213	21%	87,629	79,665	7,964	10%
Total	$155,991	$140,452	$15,539	11%	$590,557	$537,255	$53,302	10%

Fourth Quarter Highlights by Segment:

Americas
•The Americas segment represented 51 percent of total net sales in the fourth quarter.
•Net sales in the Americas increased $4.5 million or 6 percent in the fourth quarter compared to the prior year fiscal quarter. The increase was due primarily to an increase in net sales of WD-40® Multi-Use Product of $4.2 million or 7 percent compared to the prior year fiscal quarter. WD-40® Multi-Use Product sales increased most significantly in Latin America, which were up $5.9 million, and were partially offset by lower sales in the United States of $1.7 million.
•Net sales of WD-40 Specialist® increased $0.6 million or 6 percent in the fourth quarter due primarily to strong sales in Latin America and Canada.
EIMEA
•The EIMEA segment represented 37 percent of total net sales in the fourth quarter.
•Net sales in EIMEA increased $7.9 million or 16 percent in the fourth quarter compared to the prior year fiscal quarter. The increase was due primarily to an increase in net sales of WD-40® Multi-Use Product of $6.2 million or 16 percent. WD-40® Multi-Use Product sales increased most significantly in the EIMEA distributor markets which were up $4.8 million. WD-40® Multi-Use Product sales also increased in France and the DACH(5) region, which were up $1.0 million and $0.6 million, respectively.
•Net sales of WD-40 Specialist® increased $0.9 million or 13 percent due primarily to the combined impact of higher sales volume and the favorable impact of price increases across the regions.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on sales in EIMEA for the current quarter. On a non-GAAP constant currency basis, net sales in EIMEA would have been $58.1 million for the fourth quarter.(1)

Asia-Pacific
•The Asia-Pacific segment represented 12 percent of total net sales in the fourth quarter.
•Net sales in Asia-Pacific increased $3.2 million or 21 percent in the fourth quarter compared to the prior year fiscal quarter. This increase was due primarily to an increase in sales of WD-40® Multi-Use Product of $2.9 million or 26 percent. WD-40® Multi-Use Product sales increased most significantly in the Asia distributor markets, which were up $2.9 million due to successful brand building programs in certain regions and the timing of customer orders.
•Net sales of WD-40 Specialist® increased $0.4 million or 24 percent due primarily to successful brand building in certain regions and the timing of customer orders.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars did not have a significant impact on sales in Asia-Pacific for the current quarter.
Net Sales by Product Group (in thousands):

	Three Months Ended August 31,				Fiscal Year Ended August 31,
	2024	2023	Dollars	Change	2024	2023	Dollars	Change
WD-40 Multi-Use Product	118,961	$105,672	$13,289	13%	$452,925	$407,672	$45,253	11%
WD-40 Specialist	20,055	18,148	1,907	11%	73,938	66,714	7,224	11%
Other maintenance products (6)	8,474	7,997	477	6%	31,173	29,172	2,001	7%
Total maintenance products	147,490	131,817	15,673	12%	558,036	503,558	54,478	11%
HCCP (7)	8,501	8,635	(134)	(2)%	32,521	33,697	(1,176)	(3)%
Total	$155,991	$140,452	$15,539	11%	$590,557	$537,255	$53,302	10%
•Net sales of maintenance products increased 13 percent in the fourth quarter when compared to the prior year fiscal quarter primarily due to increased sales of WD-40® Multi-Use Product in EIMEA, Latin America, and the Asia distributor markets from period to period. Maintenance products are considered the primary strategic focus for the Company.
•Net sales of homecare and cleaning products decreased 2 percent in the fourth quarter compared to the prior year fiscal quarter. The homecare and cleaning products, particularly those in the Americas, are considered harvest brands providing consistent profit returns to the Company and are becoming a smaller part of the business as net sales of maintenance products grow in alignment with the Company’s Four-by-Four Strategic Framework. The Company has previously disclosed its intent to actively pursue the sale of its homecare and cleaning product portfolios in the Americas and the United Kingdom.
Dividend and Share Repurchase Update
•On October 4, 2024, the Company’s board of directors declared a regular quarterly dividend of $0.88 per share payable on October 31, 2024 to stockholders of record at the close of business on October 18, 2024.
•On June 19, 2023, the Company’s board approved a share repurchase plan that became effective on September 1, 2023. Under the plan, the Company is authorized to acquire up to $50.0 million of its outstanding shares through August 31, 2025.
•During fiscal year 2024, the Company repurchased 34,250 shares at a total cost of $8.1 million under this $50.0 million plan.
•The timing and amount of repurchases under the plan are based on terms and conditions as may be acceptable to the Company’s chief executive officer and chief financial officer, subject to present loan covenants, and in compliance with all laws and regulations applicable thereto.

Fiscal Year 2025 Guidance
The Company is providing the following fiscal year guidance on a pro forma basis, excluding the full fiscal year financial impact of the homecare and cleaning product portfolios the Company expects to divest in fiscal year 2025:
•Net sales growth from the 2024 pro forma results is projected to be between 6 and 11 percent with net sales expected to be between $600 million and $630 million on a non-GAAP constant currency basis.
•Gross margin for the full year is expected to be between 54 and 55 percent.
•Advertising and promotion investments are projected to be around 6 percent of net sales.
•Operating income is projected to be between $95 million and $100 million. This range reflects anticipated growth of between 6 to 12 percent compared to 2024 pro forma results.
•The provision for income tax is expected to be around 24 percent.
•Diluted earnings per share is expected to be between $5.20 and $5.45 based on an estimated 13.5 million weighted average shares outstanding. This range reflects anticipated growth of between 9 to 14 percent compared to 2024 pro forma results.

“Our fiscal year 2024 performance demonstrates the power of the WD-40 Company business model, with strong performance across all trading blocs and the successful implementation of several strategic initiatives,” said Sara Hyzer, WD-40 Company's vice president, finance and chief financial officer. “Our gross margin has improved substantially, exceeding our guidance range and moving us closer to our 55 percent target. This improvement was primarily driven by favorable sales mix, lower input costs, and enhanced operational efficiencies across our global supply chain.

“Consistent with our increased focus, we continue to make progress on the divestiture of our Americas and United Kingdom homecare and cleaning product portfolios and we expect to complete this transaction in the first half of fiscal year 2025. Looking ahead, we’re guiding for net sales growth of between 6 and 11 percent on a pro forma basis in fiscal year 2025, excluding the financial impact of the homecare and cleaning brands we expect to divest this fiscal year.”

This guidance is expressed in good faith and is based on management’s current view of anticipated results on a pro forma basis. Unanticipated inflationary headwinds and other unforeseen events may further affect the Company’s financial results. Net sales guidance presented on a non-GAAP constant currency basis use weighted average fiscal year 2024 foreign currency exchange rates. In the event the Company is unsuccessful in the divestiture of its homecare and cleaning products in the Americas and United Kingdom, its guidance would be positively impacted by approximately $23 million in net sales, approximately $6 million in operating income, and approximately $0.33 in diluted EPS for the full fiscal year.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call. Please visit http://investor.wd40company.com for more information and to view supporting materials.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.
Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $590.6 million in fiscal year 2024 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements
Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information. These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.
Our forward-looking statements include, but are not limited to, discussions about future financial and operating results; expected benefits from the acquisition or divestiture transaction; acquired business not performing as expected; assuming unexpected risks, liabilities and obligations of the acquired business; disruption to the parties’ business as a result of the announcement and acquisition or divestiture transaction; integration of acquired business and operations into the company; the Company's ability to successfully complete any planned divestiture; expected timing of the closing for the divestiture; expected proceeds from the divestiture; the intended use of proceeds by the Company from the divestiture transaction; impact of the divestiture transaction on the Company's stock price or EPS;  growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation; the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; changes in the political conditions or relations between the United States and other nations; the impacts from inflationary trends and supply chain constraints; changes in interest rates; and forecasted foreign currency exchange rates and commodity prices.
The Company’s expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of October 17, 2024. We undertake no obligation to revise or update any forward-looking statements.
Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2023 which the Company filed with the SEC on October 23, 2023, and in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2024, which the Company expects to file with the SEC on October 21, 2024.

Table Notes and General Definitions
(1)In order to show the impact of changes in foreign currency exchange rates on our results of operations, we have included constant currency disclosures, where necessary, in this press release. Constant currency disclosures represent the translation of our current fiscal year revenues, expenses and net income from the functional currencies of our subsidiaries to U.S. dollars using the exchange rates in effect for the corresponding period of the prior fiscal year. Results on a constant currency basis are not in accordance with accounting principles generally accepted in the United States of America (“non-GAAP”) and should be considered in addition to, not as a substitute for, results prepared in accordance with U.S. GAAP. We use results on a constant currency basis as one of the measures to understand our operating results and evaluate our performance in comparison to prior periods in order to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations. Management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing our underlying business performance and trends. However, reference to constant currency basis should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP.
(2)The Americas segment consists of the U.S., Canada and Latin America.
(3)The EIMEA segment consists of countries in Europe, India, the Middle East and Africa.
(4)The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(5)The DACH region is comprised of the countries of Germany, Austria and Switzerland.
(6)The Company markets its other maintenance products under the GT85® and 3-IN-ONE® brand names.
(7)The Company markets its homecare and cleaning products (“HCCP”) under the X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava®, and Solvol® brand names.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	August 31, 2024	August 31, 2023
Assets
Current assets:
Cash and cash equivalents	$46,699	$48,143
Trade and other accounts receivable, net	117,493	98,039
Inventories	79,088	86,522
Other current assets	12,161	15,821
Total current assets	255,441	248,525
Property and equipment, net	62,983	66,791
Goodwill	96,985	95,505
Other intangible assets, net	6,222	4,670
Right-of-use assets	11,611	7,820
Deferred tax assets, net	993	1,201
Other assets	14,804	13,454
Total assets	$449,039	$437,966

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$35,960	$30,826
Accrued liabilities	31,272	30,000
Accrued payroll and related expenses	26,055	16,722
Short-term borrowings	8,659	10,800
Income taxes payable	1,554	494
Total current liabilities	103,500	88,842
Long-term borrowings	85,977	109,743
Deferred tax liabilities, net	9,066	10,305
Long-term operating lease liabilities	5,904	5,832
Other long-term liabilities	14,066	13,066
Total liabilities	218,513	227,788

Commitments and Contingencies
Stockholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,925,212 and 19,905,815 shares issued at August 31, 2024 and 2023, respectively; and 13,548,581 and 13,563,434 shares outstanding at August 31, 2024 and 2023, respectively	20	20
Additional paid-in capital	175,642	171,546
Retained earnings	499,931	477,488
Accumulated other comprehensive income (loss)	(29,268)	(31,206)
Common stock held in treasury, at cost — 6,376,631 and 6,342,381 shares at August 31, 2024 and 2023, respectively	(415,799)	(407,670)
Total stockholders’ equity	230,526	210,178
Total liabilities and stockholders’ equity	$449,039	$437,966

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2024	2023	2024	2023

Net sales	$155,991	$140,452	$590,557	$537,255
Cost of products sold	71,646	68,327	275,330	263,035
Gross profit	84,345	72,125	315,227	274,220

Operating expenses:
Selling, general and administrative	49,137	38,815	183,859	154,684
Advertising and sales promotion	10,858	9,823	33,911	28,807
Amortization of definite-lived intangible assets	300	252	1,106	1,005
Total operating expenses	60,295	48,890	218,876	184,496

Income from operations	24,050	23,235	96,351	89,724

Other income (expense):
Interest income	198	67	474	231
Interest expense	(951)	(1,346)	(4,287)	(5,614)
Other (expense) income, net	(514)	264	(1,030)	822
Income before income taxes	22,783	22,220	91,508	85,163
Provision for income taxes	5,999	5,645	21,864	19,170
Net income	$16,784	$16,575	$69,644	$65,993

Earnings per common share:
Basic	$1.23	$1.22	$5.12	$4.84
Diluted	$1.23	$1.21	$5.11	$4.83

Shares used in per share calculations:
Basic	13,548	13,567	13,554	13,578
Diluted	13,577	13,597	13,580	13,604

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Fiscal Year Ended August 31,
	2024	2023
Operating activities:
Net income	$69,644	$65,993
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,456	8,151
Net gains on sales and disposals of property and equipment	(241)	(90)
Deferred income taxes	(1,156)	(1,254)
Stock-based compensation	6,535	6,434
Amortization of cloud computing implementation costs	1,221	270
Unrealized foreign currency exchange losses (gains), net	200	(1,702)
Provision for credit losses	325	391
Write-off of inventories	1,425	713
Changes in assets and liabilities:
Trade and other accounts receivable	(15,498)	(5,339)
Inventories	6,414	19,367
Other assets	(1,444)	(1,637)
Operating lease assets and liabilities, net	(35)	49
Accounts payable and accrued liabilities	4,322	(213)
Accrued payroll and related expenses	8,879	4,965
Other long-term liabilities and income taxes payable	1,987	2,293
Net cash provided by operating activities	92,034	98,391

Investing activities:
Purchases of property and equipment	(4,206)	(6,871)
Proceeds from sales of property and equipment	672	655
Acquisition of business, net of cash acquired	(6,201)	—
Net cash used in investing activities	(9,735)	(6,216)

Financing activities:
Treasury stock purchases	(8,094)	(10,434)
Dividends paid	(47,201)	(44,581)
Repayments of long-term senior notes	(800)	(800)
Net repayments from revolving credit facility	(25,402)	(28,372)
Shares withheld to cover taxes upon conversion of equity awards	(2,439)	(861)
Net cash used in financing activities	(83,936)	(85,048)
Effect of exchange rate changes on cash and cash equivalents	193	3,173
Net (decrease) increase in cash and cash equivalents	(1,444)	10,300
Cash and cash equivalents at beginning of period	48,143	37,843
Cash and cash equivalents at end of period	$46,699	$48,143